Exhibit 10.13

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

MP3 DOWNLOAD AGGREGATOR AGREEMENT

This MP3 DOWNLOAD AGGREGATOR AGREEMENT (“Agreement”) is made and entered into effective as of May 15, 2011 (the “Effective Date”) by and between Liquid Spins, Inc., a Colorado Corporation with offices located at 5525 Erindale Drive, Suite 200, Colorado Springs, CO 80918 (“Vendor”), and Warner Music Inc., a Delaware corporation with offices located at 75 Rockefeller Plaza, New York, NY 10019 (“Warner”).

WHEREAS, Vendor desires to sell permanent downloads of eMasters to End Users both directly through its Online Store and indirectly through Approved Accounts (as such terms are defined below); and

WHEREAS, Warner is willing to allow such sale of eMasters, subject to the terms and conditions herein and in exchange for Vendor’s obligations as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1.   Definitions.

(a)   “Approved Account” means a third-party website or service (i) for whom Vendor may provide Fulfillment Activities, and (ii) that is set forth on Exhibit D (as amended from time to time by Vendor with Warner’s prior written approval).  For new Approved Accounts not set forth on Exhibit D, Vendor shall submit requests for Warner’s approval by emailing ***** (as such contact may be updated by Warner from time to time upon notice to Vendor).

(b)   “Authorized Contractor” means a third party who (i) provides services for or on behalf of Vendor or an Approved Account in connection with the exercise of Vendor’s rights hereunder, including without limitation Fulfillment Activities, (ii) is set forth on Exhibit E (as amended from time to time by Vendor with Warner’s prior written consent), and (iii) is recognized in the industry as capable of competently performing services of the nature in question.

(c)   “Clip” means a thirty (30) second audio clip of an eMaster, which eMaster is offered for sale hereunder, as approved in each instance by Warner in writing in advance, that is in MP3 Format, and that is contained in a Formatted File delivered by or on behalf of Warner to Vendor or its Authorized Contractor.

(d)   “eMaster” means a complete digital copy of one or more individual master sound recordings of Warner Content designated by or on behalf of Warner, it being understood that such designation may include requirements as to how Warner Content is to be presented and offered for sale (e.g., as an album-only download, or bundled with related products provided by Warner to Vendor, specifying the sequence of sound recordings of Warner Content on a particular album and/or inclusion of Other Materials with a particular album), which is encoded in MP3 Format ***** and is consistent with the requirements set forth on Exhibit B.

(e)   “End User” means a purchaser of eMasters from Vendor or an Approved Account via the Online Store who has a billing address in the Territory.

(f)   “Formatted File” means a file delivered by or on behalf of Warner to Vendor in the manner designated by Warner containing all elements required to create an eMaster.

(g)   “Fulfillment Activities” means all activities conducted by or on behalf of Vendor associated with the use, sale and distribution of Warner Content, including without limitation, hosting, serving, transmitting, promoting and streaming of Clips, eMasters and Other Materials in the file formats set forth on Exhibit B, and processing of Formatted Files.

(h)   “Internet” means the wide area cooperative network of university, corporate, government and private computer networks communicating predominately through Transmission Control Protocol/Internet Protocol which network is commonly referred to as “the Internet” (but which specifically excludes wireless transmissions other than IEEE 802.11x transmissions).

(i)   “Law” means any, local, state, or federal law, statute, ordinance, rule, regulation, code, order, judgment or decree.

(j)   “MP3 Format” means Moving Picture Experts Group (MPEG) audio layer 3 standard technology and format for compression of a sound sequence into a file that is approximately one-twelfth the size of the original file while preserving the original level of sound quality when it is played, and used for digitally transmitting music over the Internet.

(k)   “Online Store” means the electronic store(s) and associated user interfaces owned and/or controlled by Vendor or an Approved Account on the Internet at the URL http://www.liquidspins.com (or such URL(s) as set forth in Exhibit D for each Approved Account), solely marketed and branded using a name approved by Warner in writing, and operated in the Territory, that allows End Users to purchase and digitally download recorded music to Personal Computers via the Vendor’s Servers.

(l)   “Other Materials” means Clips, artwork, graphic images (e.g., album artwork), artists’ names, images and likenesses and other information or materials relating to eMasters that, in each case, Warner elects to provide hereunder for Vendor’s use in accordance with the terms and conditions hereunder and any additional terms and conditions of which Warner notifies Vendor.

(m)   “Personal Computer” means (i) a traditional-sized laptop or desktop personal computer designed for an individual user that would not replicate the portable device experience; (ii) any so called traditional set-top box; or (iii) any other non-Portable Device that is approved by Warner in writing, in each case for subsections (i) through (iii) above, (y) through which an End User may access the Online Store through the Internet, and (z) that runs on a traditional personal computer operating system (i.e., Windows 2000, XP or Mac OS X version 10.2.8 or later).

(n)   “Portable Device” means a portable consumer electronic device that plays digital music files exported from another hardware device or network connection or an electronic device approved by Warner in writing in advance, in each instance for use by End Users in connection with utilizing eMasters in the manner set forth on Exhibit A.  Except as expressly approved by Warner in writing, no cellular telephone or other device capable of cellular or WAP communication is a Portable Device, regardless of the device's other functionality or the proposed method of content delivery thereto.

(o)   “Territory” means the United States and its respective territories and possessions, (including, without limitation, Puerto Rico).

(p)   “Vendor’s Servers” means computer servers that at all times:  (i) are located in the United States; (ii) remain under the physical or legal control of Vendor; (iii) incorporate security measures that meet or exceed prevailing best practices in the industry; and (iv) to the extent owned or controlled by Authorized Contractors, are covered by agreements between Vendor and its Authorized Contractors ensuring Vendor’s right to control the applicable hosting services.

(q)   “Viral Applications” means virally-embedded, Web 2.0-styled, HTML-based widgets and other software code or applications that facilitate the referral of End Users to purchase content (including Warner Content) from the Online Store and which comply with the requirements set forth in Exhibit F.

(r)   “Warner Content” means sound recordings (other than sound recordings made part of exclusive marketing arrangements) for which Warner has the right to permit sales hereunder and that are designated by or on behalf of Warner, in its sole discretion, for Vendor’s use hereunder and are delivered by or on behalf of Warner to Vendor in a Formatted File for conversion into eMasters at Vendor’ sole option and expense.  For purposes of clarity, notwithstanding anything in this Agreement to the contrary, Warner Content does not include any recorded music content that would otherwise be considered Warner Content due to the fact that Warner owns an interest in such content due to a joint venture, strategic alliance, merger, sale or other major transaction with another recorded music business, including without limitation Sony Music Entertainment, EMI Group plc and/or Universal Music Group (or their respective successors).

(s)   “White Paper” means that document describing the features, functionality, specifications and other details of or relating to the Online Store as set forth on Exhibit A.

2.   Vendor’s Rights and Appointment.

(a)   Subject to all the terms and conditions herein, Warner hereby appoints Vendor as a non-exclusive reseller of eMasters on its own and via Approved Accounts to sell to End Users located in the Territory via the Online Store, and authorizes Vendor on a non-exclusive, non-assignable, non-transferable basis in the Territory to:
(i)
encode Formatted Files, which are delivered by or behalf of Warner to Vendor hereunder, into eMasters, and allow End Users to purchase and then digitally download such eMasters from the Online Store via the Internet to Personal Computers in the Territory;

(ii)
stream Clips from the Online Store via the Internet to End Users solely on a promotional basis to such End Users’ Personal Computers in the Territory for Warner Content that is available for purchase through the Online Store;

(iii)
subject to Warner’s prior written consent in each case, display Other Materials (and provide Other Materials to Approved Accounts for display) to promote sales of eMasters (A) on the Online Store, or (B) in other promotional communications to End Users (either directly from Vendor or from Approved Accounts) who have consented to such receipt, in each case, in the same size and prominence as all other similar content in each such location or communication;

(iv)
allow End Users to download from the Online Store front-cover album artwork relating to the album associated with a purchased eMaster for display on the End User’s Personal Computer or Portable Device when such eMaster is played; and

(v)
sell eMasters to End Users (including via Approved Accounts) solely from the Online Store to such End Users’ Personal Computers in the Territory, solely in the manner set forth herein and in the format and structure designated by Warner (e.g., as a single track download, full album bundle, five track bundle, designated track bundle with artwork), and solely during the time(s) specified by Warner (i.e., subject to windowing).  Without limiting the foregoing, individual sound recordings and full albums embodied in Warner Content may not be coupled or bundled together with other sound recordings (including other Warner Content), content, products or services as part of a single offering without Warner’s prior written consent.

(b)   Vendor will not edit, change or alter (and shall not assist any of its Approved Account or End Users in editing, changing, or altering) in any way any of the Warner Content or Other Materials (including, without limitation, covering, impairing or altering in any way any watermark (or similar item) in Warner Content or Other Materials) without Warner’s prior written consent.

(c)   Without Warner’s prior written consent, Vendor may not take any action, directly or indirectly, so as to imply an artist or Warner endorsement, sponsorship or commercial tie-in of any product or service, including without limitation, the Online Store or Approved Accounts.  Vendor shall comply with any usage guidelines pertaining to the Warner Content or Other Materials that are set forth on Exhibit A or such other guidelines as provided by Warner.

(d)   Vendor and Approved Accounts may advertise the Online Store and the availability of Warner Content generally as a part of the Online Store, provided that (i) any advertising which includes or references any Warner Content or Other Materials shall be subject to Warner’s prior written consent, (ii) no such advertising could be reasonably interpreted as an endorsement or sponsorship (of the Online Store or otherwise) by Warner or by one or more Warner artists, and (iii) Warner shall retain the right upon request to require Vendor to promptly remove or discontinue any advertising that includes any Warner Content or Other Materials.  The foregoing shall not prevent Vendor from using any artist name or likeness embodied in any Warner Content in any manner that does not require consent from Warner or any other person.

(e)   All rights not expressly conferred to Vendor are expressly reserved to Warner.  Notwithstanding anything in this Agreement to the contrary, Warner is not restricted from sales (either its own or via third parties) of Warner Content in any format or channel in the Territory.  Except as expressly set forth herein, Vendor shall not use or offer for sale any Warner Content, Other Materials or other property of Warner (including the names and/or likenesses of any artist whose performances are embodied in Warner Content), provided that the foregoing shall not prevent Vendor from using any artist name or likeness embodied in any Warner Content or Other Materials in any manner that does not require consent from Warner or any other person.

(f)   Except as may be embodied in the Warner Content and Other Materials as provided to Vendor hereunder, the Online Store shall not contain content or engage in activities (and shall not frame, link to, advertise or otherwise endorse any other website or media that contains content or engages in activities) that:  (i) is or are unlawful, harmful, threatening, defamatory, obscene, harassing or discriminatory; (ii) violate(s) or infringe(s) the rights of any third party (including intellectual property, name and likeness and privacy/publicity rights); (iii) depict(s) sexually explicit images; (iv) promote(s) violence, discrimination, illegal activities; (v) advertise(s) alcohol, tobacco, firearms, feminine hygiene products (or other objectionable products with which artists typically do not wish to be associated); (vi) endorse(s) any religious or political cause or candidate; (vii) is or are intentionally derogatory or denigrating with respect to Warner, its affiliates, any Warner artist, the RIAA or the music industry; or (viii) is or are objectionable to Warner based upon reasonable grounds of which Warner may notify Vendor from time to time.

(g)   Warner acknowledges that Vendor may use Authorized Contractors and Approved Accounts to perform its obligations hereunder in accordance with the provisions of this Agreement, provided that Vendor must maintain control over, and retains liability hereunder for all such obligations, including, without limitation, all Fulfillment Activities.  Vendor shall cause each Authorized Contractor and Approved Account to abide by the terms and conditions of this Agreement applicable to Vendor (regardless of whether Authorized Contractors or Approved Accounts are expressly covered by such obligation).  If any Authorized Contractor or Approved Account takes any action or omits to take any action that would breach this Agreement if it were Vendor, (i) Vendor shall promptly notify Warner of same; (ii) upon notice to Vendor from Warner, Vendor shall immediately cease providing any Warner Content or Other Materials to such Authorized Contractor or Approved Account and permitting such Authorized Contractor or Approved Account to perform Vendor’s obligations hereunder, and such entity shall cease to be, as applicable, an “Authorized Contractor” or “Approved Account” hereunder; and (iii) Vendor shall be deemed to be in breach of this Agreement as if such action or omission were or were not taken by Vendor.

3.   Warner’s Rights and Obligations.

(a)   Warner shall provide Warner Content, Other Materials and Formatter Files to Vendor in a manner designated by Warner (as such method may be updated by Warner from time to time), or as the parties may otherwise agree, including the form and format of such Formatted Files, any other content associated therewith and all specifications related thereto.

(b)   Warner may terminate Vendor’s and/or any Approved Account’s rights to use any or all Warner Content and/or Other Materials at any time by notifying Vendor in writing, including via email, xml feed, or other electronic communication.  Vendor and all Approved Accounts shall cease to offer such materials on a prospective basis as soon as reasonably practicable, but no later than within two (2) days following receipt of notice.

(c)   As between Warner and Vendor, Warner shall be responsible for paying:  *****.

(d)   Each party will designate a single contact person to address all technical, marketing or other business issues (other than accounting as contemplated by Exhibit C) relating to this Agreement.

4.   Vendor’s Obligations.

(a)   Vendor shall comply with the policies and procedures set forth in the White Paper and offer all eMasters for sale via the Online Store.  If Warner, in its sole discretion, provides a parental advisory warning due to explicit lyrics or otherwise, Vendor shall promptly and clearly disclose such warning to End Users prior to their playing or purchase of the applicable Clip or eMaster.

(b)   Vendor will comply with all applicable Laws in its performance of its obligations and exercise of its rights under this Agreement and the operation of its business relating thereto.  Vendor shall (and shall cause each Approved Account to) require all End Users, prior to delivery of any eMasters or Other Materials hereunder, to agree to “Terms of Use” that:  (i) require End Users to comply with all applicable Laws in their use of the Warner Content and Other Materials and to protect the applicable content owners’ (including Warner’s) rights therein; (ii) state that End Users are not granted any commercial, sale, resale, reproduction, distribution or promotional use rights for the Warner Content and Other Materials, including any rights for uses that require a synchronization or public performance license with respect to the underlying musical composition; (iii) state that eMasters are for the personal, non-commercial entertainment use of End Users; (iv) state that unauthorized reproduction or distribution of eMasters violates applicable Law; (v) state that End Users are not permitted to share or transfer eMasters purchased via the Online Store; (vi) state that End Users are not permitted to modify or edit eMasters purchased via the Online Store; (vii) state that End Users are not permitted to infringe the rights of the copyright owner(s) of eMasters purchased via the Online Store; and (viii) contain a reservation of rights on the part of Warner in all Warner Content and Other Materials, as prescribed by Warner from time to time.  Vendor shall provide Warner with its End User “Terms of Use” agreement in advance, which shall be at least as protective as the terms and conditions on Exhibit A and shall allow Warner to revise provisions pertaining to Warner’s rights and interests.  Vendor shall not (and shall not enable any third party to) provide any means of access to any item of Warner Content from or through any service or website, other than the Online Store as expressly set forth in this Agreement.  Vendor shall, on a regular basis, monitor End User activity to ensure compliance with such “Terms of Use.”  Vendor shall ensure that any advertising and press releases it engages in with respect to the availability of Warner Content in MP3 Format on the Online Store are consistent with these End User content use limitations.

(c)   Vendor shall notify Warner of any proposed changes to its privacy policy at least thirty (30) days in advance of implementing any such changes.  To the extent that any proposed changes would, in Warner’s reasonable opinion, affect Vendor’s ability to perform its obligations under this Agreement, all such proposed changes to Vendor’s privacy policy shall be subject to Warner’s prior written approval.

(d)   Except as expressly assumed by Warner in Section 3(c), *****

(e)   Vendor shall operate the Online Store with functionality and features consistent with the description set forth in Exhibit B.  During reasonable business hours and upon reasonable notice to Vendor, Warner may, on its own or through an independent firm, conduct a technical audit of the Online Store (including related technical systems, servers, content preparation and functionality) one (1) time per year (or more often, if justified under the circumstances) ensure Vendor’s compliance with this Agreement.  It shall be Vendor’s responsibility to promptly procure any and all rights and permissions, documentation and availability of personnel of Vendor or any Authorized Contractor or Approved Account necessary for Warner to exercise its audit rights hereunder.

(f)   If Warner, in its sole discretion, provides a copyright notice for Warner Content or Other Materials, Vendor shall include such notice so it can be readily viewed by End Users.  Vendor shall not cover, impair or alter in any way any watermark (or similar item) in Warner Content or Other Materials.  The Online Store will display the track title and name of the artist for each eMaster prior to the purchase of the eMaster by an End User.

(g)   Vendor shall not distribute any eMasters to any End User prior to the first promotional exhibition date designated by Warner.

(h)   Vendor will not (and will cause all Approved Accounts not to) utilize or leverage any Warner Content or Other Materials furnished hereunder in connection with any offer other than a digital music download offer, and all Warner Content shall only be made available from areas of the Online Store, as permitted hereunder, dedicated to the sale of digital music in MP3 Format.  Vendor shall market the availability of Clips hereunder solely to promote sales of full-length Warner Content and not in any other manner (including, without limitation, as part of a stand alone promotion or as “free” content).

(i)   During the Term of this Agreement and for one (1) year thereafter, Vendor shall maintain *****.

(j)   For the avoidance of doubt, (i) all terms set forth herein regarding restrictions on the use of Warner Content, including without limitation the content usage rules set forth herein and (ii) the economic terms, shall be applicable to all end users of the Online Store, regardless of whether such end user is considered an “End User” under this Agreement.  Payment for such use of Warner Content shall not relieve Vendor of its obligations hereunder or constitute a waiver by Warner of any rights and remedies it may have under law or equity.

(k)   Without expanding or altering the scope of the appointment and authorization set forth in Section 2(a) above, Vendor shall ensure, through all commercially available, robust industry-standard technological means, including without limitation by its financial and clearinghouse process (including credit card address verification and reverse IP address lookup), that all End Users reside in the Territory.

5.   Partnership Initiatives.

(a)   Viral Applications.  Vendor shall have the right to develop and offer, or make available to third parties, the ability to offer Viral Applications that are suitable for online social networks.  In the event that Vendor is unable to comply with the widget parameters set forth in Exhibit F, Vendor shall not have the right to offer or make Clips or eMasters available via Viral Applications.

(b)   Premium Bundle Configurations.  *****

(c)   Audio Quality.  Warner intends to offer its audio products in multiple tiers, based on higher levels of bit-rate/resolution quality and, in connection therewith, Vendor will (and will cause each Approved Account to) implement functionality as soon as practicable to support such higher-quality product offerings.

(d)   *****

(e)   One-Click Playlist Purchase.  Vendor shall (and shall cause each Approved Account to) implement functionality that enables End Users to simplify the purchase of multiple tracks with minimal steps by permitting End Users to group sound recordings together for one-click purchase; provided that the foregoing is not intended to require or authorize Vendor to bundle or couple Warner Content together with other sound recordings, but rather as a means of simplifying the purchase of individual tracks.  Once implemented, the foregoing functionality should be readily available via the Online Store and Vendor will (and will cause each Approved Account to) use good faith efforts to make such functionality available via any Viral Applications permitted hereunder.

(f)   Pre-Orders.  Within thirty (30) days after the Effective Date, Vendor shall (and shall cause each Approved Account to) develop and offer pre-order functionality via the Online Store that supports the offering of an advance single to pre-order purchasers, and which functionality includes (at a minimum):  (i) purchasers of tracks from an album that has not yet been released will be prompted to pre-order the album (i.e., in digital format), and/or to opt in for an email alert when the album is released; and (ii) for albums not yet released but available for pre-order, thirty (30)-second clips will be made available (for streaming on the product detail pages of the Online Store) in conjunction with the launch by Vendor or the Approved Account of the digital pre-order functionality.

(g)   Promotional Opportunities.  Vendor shall (and shall cause each Approved Account to) present to Warner for its consent promotional opportunities as reasonably requested by Warner and shall send mutually-agreed promotional messages via email to all End Users who have opted-in to receive artist-related information.  Each such email campaign shall contain a Warner approved song clip or link to a stream and/or artist-related information (e.g., tour dates, album release information).  *****

(h)   *****

(i)   Affiliate Sales Reporting.  In the event that Vendor or an Approved Account provides Viral Applications for purchase of items of Warner Content on third party websites or similar deep links on third party sites to purchase Warner Content via the Online Store:  (i) any such sales of Warner Content must comply with the terms and conditions of this Agreement; (ii) any affiliate fee offered by Vendor or an Approved Account to third parties for such sales shall be borne solely by Vendor or such Approved Account and shall not affect wholesale prices owed to Warner hereunder; and (iii) Vendor shall report to Warner on such sales on a third party site-by-third party site basis, including number of “clicks” through to purchase, Successful Purchases (as defined below) and similar detailed reporting in respect of sales and traffic.

(j)   Nielsen SoundScan.  Vendor shall (i) cause Nielsen SoundScan to count all versions of a particular album/single toward Nielsen SoundScan’s calculation of top-selling albums/singles, and (ii) count all versions of a particular album/single towards Vendor’s calculations of top-selling albums/singles.

(k)   *****

(l)   Infringing Applications.  Vendor shall (and shall cause each Approved Account to) remove or disable infringing applications available on, through, or in connection with the Online Store or on any device offered by Vendor.

(m)   *****

6.   Sales Proceeds.

(a)   Vendor shall remit to Warner (i) a non-refundable payment of ***** as a minimum guarantee of sales proceeds hereunder, to be applied against future sales proceeds under Section 6(b) during the Initial Term only, payable as follows: *****. Upon commencement of a Renewal Term, if any, pursuant to Section 8(a), Vendor shall remit to Warner an additional non-refundable payment of ***** as a minimum guarantee of sales proceeds hereunder, to be applied against future sales proceeds under Section 6(b) during such Renewal Term only.

(b)   The retail price of eMasters will be determined by Vendor in its sole discretion.  For the avoidance of doubt, Vendor is free to advertise, promote and offer for sale any eMasters hereunder at any retail price it determines.  For each successful download of an eMaster by an End User from the Online Store (including any download that is deemed successfully delivered by Vendor or for which Vendor has retained any applicable payment) (“Successful Purchase”), Vendor shall pay Warner *****.   All calculations with respect to amounts payable to Warner hereunder shall be made by carrying out all fractional amounts to the fourth digit following the decimal point, completing the necessary additions, and then rounding to the nearest penny (i.e., no number should be rounded to the nearest penny prior to the completion of all necessary additions).

(c)   Within ten (10) days after each calendar month after the Effective Date, Vendor will furnish to Warner, together with the related payments, statements showing (on a separate basis for Vendor and each Approved Account):  (i) the total number of Successful Purchases in the applicable month and year-to-date, identified by each individual eMaster, including by using a code or other designation assigned by Warner (e.g., POID, ISRC, UPC or Grid #), the date of sale and the retail price, distinguishing among whole album, two- and three-track and single-recording eMasters, and the corresponding wholesale price thereof; (ii) total number of eMasters sold during the applicable period and the corresponding proceeds; (iii) the same types of data provided to any other provider of digital sound recordings to Vendor; (vi) any information relating to Approved Accounts of a type that Vendor or an Approved Account provides to any other record labels, on at least the same terms and conditions; (v) all of the foregoing as to all record companies on an anonymous, aggregate basis (e.g., no sound recordings or labels other than those of Warner will be identified); and (vi) any additional information that Warner requires to calculate the amounts payable to Warner hereunder and/or to fulfill any third-party reporting or auditing obligations.  Such statements shall be provided to Warner in Warner’s standard reporting format (which may be modified from time to time upon notice to Vendor).  The current version of such format is set forth on Exhibit C.  Notwithstanding anything herein to the contrary, Vendor (and the applicable Approved Account) shall not be permitted to make any deductions (i.e., from amounts that are otherwise owed to Warner hereunder) related to refunds, chargebacks or credits by Vendor (or the applicable Approved Account) to its customers.

(d)   Vendor shall provide to Warner, by 12 PM ET on each Tuesday following Vendor’s first sale of Warner Content, or if a holiday, by 12 PM ET on the next business day thereafter, unofficial “flash” reports setting forth for the previous week from the Online Store, all information set forth on Exhibit C.

(e)   Vendor shall notify and seek Warner’s written approval prior to Vendor or any Approved Account running, displaying or otherwise including any advertisements or sponsorships on the Online Store (including the related website) or the Viral Applications.  Subject to the foregoing approval, Vendor shall pay Warner, *****.

(f)   Vendor or an Approved Account shall collect, bear and pay any and all taxes, duties and customs of any kind, however designated, levied or based in any way anywhere in the Territory upon the sale or resale of any products or provision of services by Vendor, including, for the avoidance of doubt and without limitation, all sales, use, excise, purchase, value added or similar taxes (other than U.S. federal, U.S. state or U.S. local income taxes payable by Warner on monies earned by Warner hereunder).  Vendor shall (and shall cause each Approved Account to) execute any documents Warner may deem necessary or desirable to evidence Vendor’s liability for such taxes.  If any claim is made against Warner for such taxes, Vendor shall indemnify and hold Warner harmless for any liability for such sums and shall promptly remit to Warner such sums together with any penalties and interest assessed.

(g)   All payments hereunder made by Vendor to Warner shall be made free and clear of, and without deduction or withholding for or on account of any and all taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any governmental authorities.  If any taxes, levies, imposts, duties, charges, fees, deductions or withholdings are required to be withheld or deducted from any amounts payable to Warner hereunder, the amounts so payable shall be increased to the extent necessary to yield to Warner the full amount specified hereunder.

(h)   All payments hereunder shall be in U.S. dollars in immediately available funds, and made by wire or ACH, as Warner may direct, and sent to *****.

(i)   Vendor will, and if applicable, will cause its Authorized Contractors and Approved Accounts to, maintain and preserve in its principal place of business, during the Term and for at least three (3) years thereafter, complete and accurate records relating to its obligations hereunder.  Warner may, on its own or via an independent firm, audit such records and any software or systems used to create or maintain such records once a year (or more often, if justified under the circumstances) during reasonable business hours and upon reasonable notice.  Upon request, Vendor shall make available to Warner and/or its auditor, the foregoing books and records in electronic, searchable and analyzable format (e.g., in Microsoft Excel or another database format).  Warner shall pay the cost of such audit, unless it reveals an underpayment of five percent (5%) or more of any payment obligations during the audited period, in which case Vendor shall, without limitation of other rights and remedies, promptly pay such underpayment, together with specified interest thereon, and reimburse Warner for all reasonable costs of the audit, including without limitation, accountants’ fees and attorneys’ fees, in accordance with Section 6(h).

7.   Ownership.  As between Warner and Vendor, Vendor acknowledges that all right, title and interest (including intellectual property rights) in and to the Warner content (including all Warner Content and Other Materials) are the sole property of Warner.  Vendor shall not contest, or assist others in contesting the validity of, or Warner’s rights or interests in, the same.  Vendor shall take possession of the Warner Content only for the purpose of facilitating the sale of eMasters to third parties, and shall not be deemed to have taken ownership of or title to the Warner Content, either alone or as embodied in eMasters, or Other Materials.  Vendor’s possession of the Warner Content and Other Materials shall be in the nature of a consignment from Warner, and Vendor shall not, and shall cause each Approved Account not to, make any representations to any other third party, including End Users, in contradiction to this.

8.   Term and Termination.

(a)   The initial term of this Agreement shall commence on the Effective Date and end one (1) year thereafter, unless sooner terminated pursuant to the terms of this Agreement (the “Initial Term”).  This Agreement shall renew automatically on the expiration of the Initial Term for additional periods of one (1) month (each, a “Renewal Term”), unless either party gives notice of non-renewal to the other party at least thirty (30) days prior to the expiration of the applicable Initial Term or Renewal Term or unless sooner terminated pursuant to the terms of this Agreement (the Initial Term and any Renewal Terms, collectively, the “Term”).

(b)   Warner may terminate this Agreement, effective upon written notice to Vendor, in the event of:  (i) a failure to comply with the payment obligations set forth in Section 6 herein and failure to cure same within ten (10) days after written (including via email) notice from Warner’s accounting department; (ii) Vendor’s breach of Section 12(f); (iii) repeated failure to takedown Warner Content or Other Materials pursuant to Section 3(b), notwithstanding cure; (iv) Vendor’s use or allowing the use (other than in bad faith) of the Warner Content other than as expressly authorized herein and failure to cure same within ten (10) days after written notice; (v) Vendor’s bad-faith use or bad-faith allowing the use of the Warner Content other than as expressly authorized herein, notwithstanding cure; or (vi) the termination of any other agreement between Vendor and Warner by Warner prior to the expiration of the term thereof due to a breach of such agreement by Vendor.  Notwithstanding anything in this Agreement to the contrary, Vendor acknowledges and agrees that Warner may suspend deliveries of new Warner Content in the event that Vendor fails to comply with its payment obligations as set forth in Section 6.

(c)   Each party may terminate this Agreement, effective upon written notice to the other party, if the other party:  (i) materially breaches any of the provisions of this Agreement and fails to cure same within thirty (30) days after written notice; or (ii) is unable to pay its debts when due, makes any assignment for the benefit of creditors, files any petition under the bankruptcy or insolvency Laws, has a receiver or trustee to be appointed for its business or property, or is adjudicated bankrupt or insolvent.

(d)   Upon any expiration or termination of this Agreement, (i) Vendor shall, and shall cause all Approved Accounts to, immediately cease exercise of its rights under Section 2(a) and shall, at Warner’s option, promptly destroy or return all materials pertaining to eMasters or Other Materials, including all copies thereof, that are in Vendor’s possession or subject to its control (including materials in possession or control of Authorized Contractors and Approved Accounts) and, if requested by Warner, shall certify such destruction or return by a duly-appointed officer of Vendor; and (ii) Sections 1, 3(c), 4(d), 4(i), 5, 6, 7, 8(d), 10, 11, and 12 shall survive any such event.

9.   Representations and Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, WARNER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT, THE WARNER CONTENT, EMASTERS OR OTHER MATERIALS, AND EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES, INCLUDING ANY WITH RESPECT TO TITLE, NON-INFRINGEMENT, MERCHANTABILITY, VALUE, RELIABILITY OR FITNESS FOR USE. EXCEPT AS EXPRESSLY SET FORTH HEREIN, VENDOR’S USE OF THE WARNER CONTENT, EMASTERS AND OTHER MATERIALS IS AT ITS OWN RISK ON AN “AS IS” BASIS.

10.   Indemnification.

(a)   Warner will, to the extent permitted by Law, defend at its expense, indemnify and hold harmless Vendor and its affiliates and their respective directors, officers, employees, agents and representatives (“Related Parties”) from any loss, liability, damage, award, settlement, judgment, fee, cost or expense (including reasonable attorneys’ fees and costs of suit) (“Losses”) arising out of or relating to any third-party (other than Authorized Contractors, Approved Accounts, Vendor’s Related Parties or other parties acting on behalf of Vendor or an Approved Account) claim, allegation, action, demand, proceeding or suit (“Claim”) against any of them that arises out of:  (i) any breach by Warner of this Agreement or its warranties, representations, covenants and undertakings hereunder; or (ii) any claim that the Warner Content, as used by Vendor in the manner explicitly authorized by this Agreement, violates the intellectual property rights of a third party.

(b)   Vendor will, to the extent permitted by Law, defend at its expense, indemnify and hold harmless Warner and its affiliates and their respective Related Parties from any Losses arising out of or relating to any third-party (other than Warner’s Related Parties) Claim against any of them that arises out of:  (i) any breach by Vendor of this Agreement or its warranties, representations, covenants and undertakings hereunder; (ii) Vendor’s operation of its business; or (iii) any claim that Vendor’s use of the Warner Content or Other Materials, other than as explicitly authorized by this Agreement, infringes the rights of a third party.

(c)   The indemnified party will promptly notify the indemnifying party in writing of any indemnifiable claim and promptly tender its defense to the indemnifying party.  Any delay in such notice will not relieve the indemnifying party from its obligations to the extent it is not prejudiced thereby.  The indemnified party will cooperate with the indemnifying party at the indemnifying party’s expense in such party’s defense of any Claim.  The indemnifying party may not settle any Claim in a manner that adversely affects the indemnified party without such party’s consent (which shall not be unreasonably withheld or delayed).  The indemnified party may participate in its defense with counsel of its own choice at its own expense.

(d)   *****.

11.   Confidentiality and Security.

(a)   Vendor shall use reasonable best efforts to prevent any unauthorized copying of the Warner Content, Other Materials or any eMaster, including without limitation, by implementation of the policies and procedures set forth in the White Paper.  If Vendor becomes aware of any infringement or misuse of Warner Content or Other Materials, it shall promptly notify Warner and fully cooperate with Warner to remedy same, at Vendor’s expense.  An End User may only download eMasters when such End User is logged onto his or her Online Store account, using a unique user name and password.  Vendor agrees that any digital computer file copy of eMasters, Warner Content or Other Materials shall:  (i) reside only on Vendor’s Servers; and (ii) be encrypted (or otherwise stored in a secure manner that is equivalent to the protections afforded by encryption).  Vendor shall restrict access to all copies of Warner Content, Other Materials or eMasters solely to essential personnel who are informed of and accept the terms of this Agreement and shall store such items or any hardware or media embodying them in a secure location.  If any security breaches occur in connection with this Agreement, the parties shall promptly consult with each other and all applicable third parties and shall cooperate in all appropriate remedial actions.  If a security breach that is system-wide, material or otherwise adverse to Warner occurs, Warner may suspend Vendor’s rights under Section 2(a) until such breach is remedied.  Vendor shall not through its business practices or otherwise take any action that would compromise the policies and procedures set forth in the White Paper, or the Warner Content, Other Materials or eMasters distributed hereunder.

(b)   Neither party shall disclose any non-public, confidential or proprietary information of the other party (including the terms of this Agreement and any confidential information concerning the other party’s business, finances, plans, customers, technology and products) that it learns in connection with this Agreement (“Confidential Information”) to anyone other than its employees (or Authorized Contractors or professional advisors) bound by confidentiality obligations who need to know same to perform hereunder or as may be necessary to support third party reporting, royalty or audit obligations (e.g., imposed by Warner artists, publishers or otherwise).  Neither party shall use the other party’s Confidential Information, except (i) as required to perform hereunder, or (ii) as explicitly permitted hereunder.  Confidential Information shall not include any information that (A) is or becomes publicly known other than from a breach of this Agreement, (B) is independently developed or obtained by the receiving party from another legitimate source or (C) is required to be disclosed by Law or the rules of any nationally recognized stock exchange, provided that the receiving party shall promptly inform the disclosing party of any such requirement and cooperate with any attempt to procure a protective order or similar treatment.  Neither party shall make or issue any public statement or press release regarding this Agreement or its subject matter without the prior written approval of the other party.

(c)   For purposes of this Agreement, “Warner Information” means information collected by or on behalf of Vendor in connection with or otherwise concerning Warner Content or Warner artists (whether or not such information personally identifies any End User(s)), including without limitation any End User Data.  If Vendor, an affiliate of Vendor, an Authorized Contractor or any Approved Account wishes to disclose Warner Information to or use Warner Information for the benefit of any third party (including without limitation any affiliate of Vendor), or commercially exploit the Warner Information, Vendor must seek Warner’s prior written approval, which Warner may provide or withhold in its sole discretion.  In the event that any such use or disclosure is approved by Warner, Vendor shall provide to Warner at no charge any copy of Warner Information provided to third parties or otherwise used by Vendor, to the extent that such Warner Information has not already been provided to Warner hereunder.  End User Data and Warner Information shall be deemed solely to be Warner’s Confidential Information.

(d)   Except as otherwise required by Law, upon the termination or expiration of this Agreement, Vendor shall, at its option, (i) provide all Warner Information to Warner, or (ii) maintain a copy of all Warner Information for a minimum of three (3) years following such termination or expiration of this Agreement (or such longer period as reasonably requested by Warner).

12.   General Provisions.

(a)   Independent Contractors.  Warner and Vendor are independent contractors, and shall not be deemed partners, franchisees, agents or joint venturers of each other.  Neither party will have any right or authority to obligate or bind the other party in any manner whatsoever.

(b)   No Third-Party Beneficiaries.  Nothing in this Agreement shall confer upon any person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no person (including Approved Accounts or End Users) shall be deemed a third party beneficiary under or by reason of this Agreement.

(c)   Entire Agreement; Amendment.  This Agreement, including all Exhibits attached hereto (hereby incorporated herein by this reference), constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes any prior understandings and agreements among the parties hereto with respect thereto, including any current or future Terms of Use related to the Online Store.  There are no terms, conditions, undertakings or collateral agreements, expressed, implied or statutory, between the parties related to the subject matter hereto other than as expressly set forth herein.  No amendment of this Agreement, including this Section 12(c) shall be effective unless in writing, executed by both parties, and expressly identifying the provision(s) to be amended and the changes to be made to such provision(s).

(d)   Waiver.  No waiver of any term of this Agreement will be effective unless executed in writing by the party charged therewith or will excuse the performance of any acts other than those specifically referred to therein.

(e)   Severability.  If any term of this Agreement is held to be invalid or unenforceable, such holding will not affect the validity or enforceability of any other term hereto, and this Agreement will be interpreted and construed as if such term, to the extent the same will have been held to be invalid or unenforceable, had never been contained herein.

(f)   Assignment.  Vendor may not assign, confer any right in, assume in bankruptcy, pledge, mortgage or otherwise encumber this Agreement (or as applicable, the Warner Content, Other Materials or eMasters), in whole or in part, without the prior written consent of Warner in its sole discretion.  For the avoidance of doubt, a merger, change of control, reorganization (in bankruptcy or otherwise) or stock sale of a controlling interest in Vendor shall be deemed an “assignment” requiring such consent, regardless of whether Vendor is the surviving entity.  Vendor acknowledges that this Agreement is a contract for personal services and that its identity is a material condition that induced Warner to enter into this Agreement.  Any attempted action in violation of the foregoing shall be null and void ab initio and of no force or effect.

(g)   Notices.  Except to the extent otherwise expressly provided herein, all notices required hereunder shall be given by hand, overnight delivery service, or facsimile transmission (confirmed by letter sent by overnight delivery service, or registered or certified mail) to the address below.  Either party may amend its address set forth above at any time by written notice to the other party.  All such notices will be deemed given when the same will be delivered, so addressed, by hand, facsimile or overnight delivery service.

To Warner: Warner Music Inc. 75 Rockefeller Plaza New York, New York 10019 Attn: EVP & General Counsel *****	To Vendor: Liquid Spins, Inc. 5525 Erindale Drive, Suite 200 Colorado Springs, CO 80918 Attn: General Counsel *****

(h)   Governing Law; Consent to Jurisdiction.  This Agreement will be construed in accordance with the laws of the State of New York as applied to contracts made and performed entirely therein.  All disputes relating to this Agreement shall be brought solely in the state or federal courts located in the borough of Manhattan, New York, New York.  Vendor hereby consents to the exclusive jurisdiction of the State of New York and waives any defense of forum inconveniens.  EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER PARTY IN CONNECTION WITH THIS AGREEMENT.

(i)   Equitable Relief.  The parties hereto agree that:  (i) Warner’s rights to exercise and enforce the restrictions, limitations and qualifications imposed herein upon such rights, are of a special, unique, extraordinary and intellectual character, giving them a peculiar value the loss of which by Warner (A) cannot be readily estimated, or adequately compensated for, in monetary damages and (B) would cause Warner substantial and irreparable harm for which it would not have an adequate remedy at law, and (ii) Warner accordingly will be entitled to equitable relief against Vendor (including temporary restraining orders, preliminary and permanent injunctive relief, and specific performance), in addition to all other remedies that Warner may have, to enforce the Agreement and protect its rights hereunder.

(j)   Order of Precedence.  In the event of any otherwise irreconcilable conflict between the terms and conditions set forth in the body of this Agreement and any Exhibit, the terms and conditions set forth in the body of this Agreement shall control.

(k)   Counterparts.  This Agreement may be executed in counterparts, including by way of signatures transmitted by facsimile or pdf, each of which shall be deemed an original and both of which together shall constitute one and the same document.

(l)   Remedies.  Except as otherwise provided herein, the rights and remedies of the parties provided under this Agreement are cumulative and in addition to any other rights and remedies of the parties at law or equity.

(m)   Headings.  The titles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date by their respective officers thereunto duly authorized.

WARNER MUSIC INC.	Liquid Spins, Inc.
/s/	/s/ Herman DeBoard
Name	Name: Herman DeBoard
Title	Title: CEO

EXHIBIT A

CONTENT USAGE RULES

End Users obtaining eMasters from Vendor pursuant to the terms of this Agreement may use the eMasters solely for such End Users’ personal and non-commercial use.  End Users are not granted any commercial sale, resale, reproduction, distribution or promotional use rights for the eMasters or Other Materials, including any rights for uses that require a synchronization or public performance license with respect to the underlying musical composition.

*****.
WHITE PAPER

Liquid Spins Security

Server Protection
Liquid Spins servers are hosted in the cloud using Amazon's Elastic Compute Cloud (EC2) service. All access to the server is via the Secure Shell protocol (SSH). Furthermore, SSH authentication only uses ssh keys which requires the private key and public key to be stored on the user's machine, and the public key to be stored on the server. This strongly protects the server against brute force attacks.

Customer Authentication
All customers of the Liquid Spins Music Store are required to register an account. Once registered, the customer will be able to login using our authentication measures by providing the email address and password they entered upon registration. The password for each customer is not stored in clear text. Rather, the password is encrypted using the BCrypt hashing algorithm. In the event of a security breach, all passwords are encrypted and therefore will not useful when viewing the passwords in the database. BCrypt is especially useful in preventing brute force attacks on a site due to it's slow encryption speed.

Asset Protection
All digital assets purchased from the Liquid Spins Music Store are stored in the cloud using Amazon's Simple Storage Service (S3). The permissions on those digital files are set with authenticated-read permissions. With those permissions no file stored will be accessible to anyone without proper authentication using a query string. The signature in the query string secures the request. Query string authentication requests require an expiration date. When a customer has authenticated with liquidspins.com and has made a purchase they are allowed to download the purchased product one time. The query string is generated using Amazon's S3 API and is valid for 3 seconds. After which time, the url expires preventing it from being shared.

Credit Card Security
Liquid Spins uses Authorize.Net as the credit card payment gateway.  All customer credit card payment information is transmitted through the website using 2048 bit SSL encryption.  The payment data is never stored on the Liquid Spins website, rather it is passed directly to Authorize.Net where it is transacted and stored in Authorize.Net’s PCI compliant, secure
systems.   In compliance with PCI standards, only the last 4 digits of the customer’s credit card number is stored on Liquid Spins as a transaction reference.

Web Platform
LiquidSpins.com uses Ruby on Rails as its application framework.  Ruby on Rails is a state of the art object oriented development platform used by some of the largest and successful websites.  Twitter, Groupon, Basecamp, Shopify and others.  The security measures built into Rails are too numerous for a summary document.  An up-to-date description can be found here: http://guides.rubyonrails.org/security.html

EXHIBIT B

FEATURES AND FUNCTIONALITY OF ONLINE STORE

ONLINE
Our online store, in its basic form is a Pay-Per-Download site. It is organized by ARTIST – ALBUM – SONG respectively.

UNIQUE PLAYER
One unique aspect of our online store is “My Music” Player. This player allows the user to build in real-time a playlist consisting of Clips (as defined in Section 1 of this Agreement) that they can listen to while they are browsing the site. If they like the playlist they have built, they can use our one-click technology to “Purchase My Music”- allowing them to purchase the eMasters  (as defined in Section 1 of this Agreement) corresponding to the playlist they have created. This player also allows the user to send their friends links to their playlist. Creating a viral music experience, these playlist links will allow the user’s friends to listen to the corresponding Clips by directing them to our online store.

UNIQUE PRODUCTS
Each label will also have the opportunity to approve various products related to each song in the catalog that we will sell through our site. No products will be sold for a label or artist unless we have express written consent and an addendum to the distribution agreement with the label. One such product that we have a Patent Pending on is the Paper Record. This product is a very unique pre-paid gift card that allows a customer to purchase a paper gift card that has a pre-paid song inside. The gift card uses approved CD Art on the inside and the title and other credits on the inside of the card.

MOBILE GATEWAYS
The single most unique aspect of Liquid Spins pertains to our use of QR codes and Mobile Gateways. For each artist, album and song in our system, we create a branded QR code called Liquid Clix. These QR codes will be saturated throughout the US and approved territories through partnerships with media outlets such as magazines, newspapers, television, campus posters, billboard signage and much more. Each QR can be scanned using a bar code enabled smart phone. When scanned, the smart phone will open a mini mobile web page we call Mobile Gateways. These Mobile Gateways allow a user to preview and purchase songs using the browser in their smart phone.

NOTE: Some smart phones allow a user to download directly to their phone. If this function is not available, the user will receive a message prompting them to download their purchase the next time they log into their Liquid Spins account.

BRANDING AND OTHER KEY FEATURES

Name of Service: Liquid Spins

Registered Logo

Branding

The branding of Liquid Spins is centered around the drop of water that represents the liquid nature of our music store and the water ripples that represent the social nature of our service. Our QR codes (Liquid Clix) are branded with a diamond format layout along with our ripples.

EXHIBIT C

ACCOUNTING FORMAT

PLEASE SEE ATTACHED.  [NOTE:  IN ORDER TO DETERMINE YOUR ABILITY TO COMPLY WITH THE ATTACHED DIGITAL ACCOUNTING FORMAT, A TEST FILE MUST BE PROVIDED TO AND APPROVED BY ***** PRIOR TO EXECUTION.  PLEASE CONTACT ***** DIRECTLY REGARDING THIS MATTER AT *****]

The current contact for accounting matters is ***** Warner-Elektra-Atlantic *****).  Warner may update such contact from time to time.

EXHIBIT D

APPROVED ACCOUNTS

Will be submitted potential accounts at a later date

EXHIBIT E

AUTHORIZED CONTRACTORS

None

EXHIBIT F

VIRAL APPLICATION PARAMETERS

1. Definitions.  “Warner Viral App Content” means Clips that are designated by Warner in its sole discretion for Vendor’s delivery via the Internet to Personal Computers as authorized hereunder via Viral Applications, in each case, solely in accordance with the terms and conditions of the Agreement (including, without limitation, this Exhibit F).  As of the Effective Date, all Clips shall be deemed to be Warner Viral App Content, and Vendor shall make available all such Clips via Viral Applications in the manner expressly authorized herein.

2. Blocked List for Viral Applications.  Vendor may not permit end users (or other third parties) to stream Warner Viral App Content hereunder via Viral Applications that have been embedded on those sites prohibited by Warner (such prohibited websites, as designated from time to time by Warner in Warner’s sole discretion, the “Blocked List Sites”).

3. Takedown Rights.  At any time in Warner’s sole discretion, Warner may (a) withdraw the designation of any or all Clips as Warner Viral App Content, or (b) require Vendor to disable any or all embedding rights with respect to any particular websites (or group of websites), in each case, by notifying Vendor via email, xml feed, or other electronic means.  Vendor shall (i) cease making such Clips available via Viral Applications, and/or (ii) cease making Clips available via such websites, in each case, as promptly as practicable and no later than within two (2) days following such notice.

 4. *****.

5. No Optimization for Mobile.  No Warner Viral App Content shall be distributed via any Viral Application or other interface, in each case, that is optimized for access via Portable Devices, cellular mobile access (including, without limitation, Mobile Devices), or delivery to Personal Computers via any privately managed network (e.g., a mobile phone carrier network or any wireless network (including Wireless Networks) other than via WiFi connections (i.e., IEEE 802.11x transmissions)).

6. Reporting.  Within ten (10) days after each calendar month after the Effective Date (in addition to the reporting required pursuant to Section 5 of the Agreement), Vendor shall deliver to Warner detailed statements showing, in a clearly understandable manner, and on a separate basis for Vendor and the Viral Applications (provided that information for all Viral Applications may be provided in the aggregate):
*****

*****

*****

*****

A copy of such reporting shall be provided to ***** and  *****.

7. No Other Syndication or White Labeling Permitted.  Unless Warner agrees otherwise in writing, neither Vendor nor any Authorized Contractor shall, directly or indirectly:  (a) license or otherwise authorize or encourage a third party to “deep link” (providing a direct means to download or stream the source audio file outside of the Vendor service offering or widgets) from a non-Vendor service for the purpose of Streaming Warner Content or Warner Viral App Content; (b) launch a white label offering; (c) permit, authorize or encourage any end user to make downloads of any items of Warner Content or Warner Viral App Content, or otherwise provide other technology or simple interfaces to facilitate the same; or (d) frame or otherwise superimpose Warner Content or Warner Viral App Content into any other Internet web site, or sublicense, “syndicate” (as that term is commonly understood to mean in the Internet marketing industry), integrate, or co-brand the Warner Content or Warner Viral App Content to or with any third party.

 8. No Public Statements.  Without limiting any other provision of the Agreement, Vendor shall not make any public statement or press release concerning the availability of Warner Content via the Viral Applications without Warner’s prior written consent.  In addition, Vendor shall provide in any Terms of Use applicable to the Online Store and the Viral Applications that no such public statements are permitted.